Exhibit 10.4

GUARANTY

This GUARANTY (the “Guaranty”), dated as of August 17, 2010, is executed and delivered by ROSE HILL GARDENS LLC (the “Guarantor”) in favor of the Investors set forth on Schedule A affixed hereto, each in its capacity as Investor under the Purchase Agreement (as defined below) (in such capacity, and together with their respective successors, transferees and assigns, the “Investors”).

WITNESSETH:
WHEREAS, the Guarantor is a shareholder of First Blush Brands, Inc. (the “Borrower”); and

WHEREAS, concurrently herewith, the Borrower and the Investors are entering into a Securities Purchase Agreement (the “Purchase Agreement”), pursuant to which the Borrower will sell to the Investors, and the Investors will purchase from the Borrower, (i) promissory notes in the aggregate principal amount of $1,100,000, with an interest rate of 10% per annum (the “Notes”) and (ii) 1,000,000 shares of common stock of the Company (the “Shares”) (the “Private Placement”); and

WHEREAS, in order to induce the Investors to enter into the Transaction Documents and to purchase the Notes and Shares, and in consideration thereof, the Guarantor has agreed to guaranty the payment of the Guarantied Obligations (as defined below) and execute and deliver this Guaranty; and

WHEREAS, the purchase of the Notes and Shares will be beneficial to the Guarantor inasmuch as the proceeds of the Private Placement to the Borrower will indirectly benefit the Guarantor.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by the Guarantor, the Guarantor hereby agrees as follows:

1.           Guaranty of Payment and Performance.  The Guarantor hereby irrevocably and unconditionally guarantees to the Investors the full and punctual payment when due (whether at maturity, by acceleration or otherwise and whether for principal, interest, fees, expenses or otherwise), and the performance, of all liabilities, agreements and other obligations of the Borrower to the Investors under the Notes, in each case, whether direct or indirect, absolute or contingent, due or to become due, secured or unsecured, now existing or hereafter arising or acquired (whether by way of discount, letter of credit, lease, loan, overdraft or otherwise), including without limitation all liabilities and obligations of the Borrower due or become due, or that are now or may be hereafter contracted or acquired or owing of the Borrower to the Investors under the Notes (collectively, the “Guarantied Obligations”).  This Guaranty is an absolute, unconditional and continuing guaranty of the full and punctual payment and performance of the Guarantied Obligations and not of their collectibility only and is in no way conditioned upon any requirement that the Investors first attempt to collect any of the Guarantied Obligations from the Borrower or resort to any security or other means of obtaining their payment.  Should the Borrower default in the payment or performance of any of the Guarantied Obligations, the obligations of the Guarantor hereunder shall become immediately due and payable to the Investor, without demand or notice of any nature, all of which are expressly waived by the Guarantor.  Payments by the Guarantor hereunder may be required by the Investors on any number of occasions.

2.           Guarantor’s Agreement to Pay. The Guarantor further agrees, as the principal obligor and not as a guarantor only, to pay to the Investor, on demand, all costs and expenses (including court costs and reasonable legal expenses) incurred or expended by the Investor in connection with enforcement of this Guaranty, together with interest on amounts recoverable under this Guaranty from the time such amounts become due under this Guaranty until payment, at the rate per annum equal to the default rate set forth in the Note; provided that if such interest exceeds the maximum amount permitted to be paid under applicable law, then such interest shall be reduced to such maximum permitted amount.

3.           Unlimited Guaranty; Covenant. The liability of the Guarantor hereunder shall be unlimited to the extent of the Guarantied Obligations and the other obligations of the Guarantor hereunder (including, without limitation, under Section 2 above).

4.           Waivers by Guarantors; Investors’ Freedom to Act. The Guarantor agrees that the Guarantied Obligations will be paid and performed strictly in accordance with their terms regardless of any law, regulation or order now or hereafter in effect in any jurisdiction affecting any of such terms or the rights of the Investor with respect thereto.  The Guarantor waives presentment, demand, protest, notice of acceptance, notice of Guarantied Obligations incurred and all other notices of any kind, all defenses which may be available to the Borrower by virtue of any valuation, stay, moratorium law or other similar law now or hereafter in effect, any right to require the marshalling of assets of the Borrower, and all suretyship defenses generally. Without limiting the generality of the foregoing, the Guarantor agrees to the provisions of any instrument evidencing, securing or otherwise executed in connection with any Guarantied Obligation and agrees that the obligations of the Guarantor hereunder shall not be released or discharged, in whole or in part, or otherwise affected by (i) the failure of any Investor to assert any claim or demand or to enforce any right or remedy against the Borrower; (ii) any extensions, renewals, increases, restatements, replacements, settlements or compromises of any Guarantied Obligation; (iii) any rescissions, forbearances, waivers, amendments or modifications of any of the terms or provisions of any agreement evidencing, securing or otherwise executed in connection with any Guarantied Obligation; (iv) the substitution or release of any entity primarily or secondarily liable for any Guarantied Obligation or of any property or asset subject to a lien in favor of any Investor; (v) the adequacy of any rights the Investors may have against any collateral or other means of obtaining repayment of the Guarantied Obligations; (vi) the impairment of any collateral securing the Guarantied Obligations, including without limitation the failure to perfect or preserve any rights any Investor might have in such collateral or the substitution, exchange, surrender, release, loss or destruction of any such collateral; or (vii) any other act or omission which might in any manner or to any extent vary the risk of the Guarantor or otherwise operate as a release or discharge of Borrower or any other guarantor, all of which may be done without notice to the Guarantor.

5.           Unenforceability of Obligations Against Borrower.  If for any reason the Borrower has no legal existence or is under no legal obligation to discharge any of the Guarantied Obligations, or if any of the Guarantied Obligations have become irrecoverable from the Borrower by operation of law or for any other reason, this Guaranty shall nevertheless be binding on the Guarantor to the same extent as if the Guarantor at all times had been the principal obligor on all such Guarantied Obligations. In the event that acceleration of the time for payment of the Guarantied Obligations is stayed upon the insolvency, bankruptcy or reorganization of the Borrower, or for any other reason, all such amounts otherwise subject to acceleration under the terms of any agreement evidencing, securing or otherwise executed in connection with any Guarantied Obligation shall be immediately due and payable by the Guarantor.

6.           Subrogation; Subordination.  Until the payment and performance in full of all Guarantied Obligations, the Guarantor shall not exercise any rights against the Borrower arising as a result of payment by the Guarantor hereunder, by way of subrogation or otherwise, (the Investor having no duty or obligation to take any action at any time to protect or preserve any right of subrogation) and will not prove any claim in competition with any Investor or its affiliates in respect of any payment hereunder in bankruptcy or insolvency proceedings of any nature; the Guarantor will not claim any set-off or counterclaim against the Borrower in respect of any liability of the Guarantor to the Borrower; and the Guarantor waives any benefit of and any right to participate in any collateral which may be held by any Investor.  The payment of any amounts due with respect to any indebtedness of the Borrower now or hereafter held by the Guarantor is hereby subordinated to the prior payment in full of the Guarantied Obligations.  The Guarantor agrees that after the occurrence of any default in the payment or performance of the Guarantied Obligations, after the expiration of any applicable grace period, if any, he will not demand, sue for or otherwise attempt to collect after such time any such indebtedness of the Borrower to the Guarantor until the Guarantied Obligations shall have been paid in full. If, notwithstanding the foregoing sentence, any Guarantor shall collect, enforce or receive any amounts in respect of such indebtedness, such amounts shall be collected, enforced and received by the Guarantor as trustee for the Investors and be paid over to the Investors on account of the Guarantied Obligations without affecting in any manner the liability of the Guarantor under the other provisions of this Guaranty.

7.           Further Assurances.  The Guarantor agrees to do all such things and execute all such documents, as the Investors may consider reasonably necessary or desirable to give full effect to this Guaranty and to perfect and preserve the rights and powers of the Investors hereunder.

8.           Termination; Reinstatement.  This Guaranty shall remain in full force and effect until the Guarantied Obligations are paid in full and not subject to any recapture or preference in bankruptcy or similar proceedings.  This Guaranty shall continue to be effective or be reinstated if at any time any payment made or value received with respect to a Guarantied Obligation is rescinded or must otherwise be returned by the Investors upon the insolvency, bankruptcy or reorganization of the Borrower, or otherwise, all as though such payment had not been made or value received.

9.            Successors and Assigns.  This Guaranty shall be jointly and severally binding upon the Guarantor and his respective heirs and assigns, and shall inure to the benefit of and be enforceable by the Investors and their successors, transferees and assigns.  An Investor may assign or otherwise transfer any agreement or any note held by it evidencing, securing or otherwise executed in connection with the Guarantied Obligations, or sell participations in any interest therein, to any other person or entity, and such other person or entity shall thereupon become vested, to the extent set forth in the agreement evidencing such assignment, transfer or participation, with all the rights in respect thereof granted to such Investor herein.

10.           Amendments and Waivers.  No amendment or waiver of any provision of this Guaranty nor consent to any departure by any Guarantor therefrom shall be effective unless the same shall be in writing and signed by each Investor.  No failure on the part of an Investor to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right.

11.           Notices.  All notices and other communications called for hereunder shall be made in writing and, unless otherwise specifically provided herein, shall be deemed to have been duly made or given when delivered by hand or mailed first class mail postage prepaid or, in the case of telegraphic or telexed notice, when transmitted, answer back received, addressed as follows: if to the Guarantor, at the address set forth in the Purchase Agreement for the Borrower, and if to an Investor, at the address set forth in the Purchase Agreement.

12.           Governing Law; Consent to Jurisdiction.  This Guaranty shall be governed by, and construed in accordance with, the laws of the State of Delaware without reference to its conflicts of laws provisions.  Any dispute arising out of this Guaranty shall be resolved pursuant to the terms of Section 9 of the Purchase Agreement.

13.           Certain References.  All pronouns and any variations thereof shall be deemed to refer to the masculine, feminine, neuter, singular or plural, as the identity of the person, persons, entity or entities may require.  The terms “herein”, “hereof” or “hereunder” or similar terms used in this Guaranty refer to this entire Guaranty and not only to the particular provision in which the term is used.  Capitalized Terms used but not defined herein shall have the meaning ascribed to such terms in the Purchase Agreement.

14.           Miscellaneous.  This Guaranty constitutes the entire agreement of the Guarantor with respect to the matters set forth herein.  The rights and remedies herein provided are cumulative and not exclusive of any remedies provided by law or any other agreement, and this Guaranty shall be in addition to any other guaranty of the Guarantied Obligations.  The invalidity or unenforceability of any one or more sections of this Guaranty shall not affect the validity or enforceability of its remaining provisions. Captions are for the ease of reference only and shall not affect the meaning of the relevant provisions.  The meanings of all defined terms used in this Guaranty shall be equally applicable to the singular and plural, masculine, feminine and generic forms of the terms defined.

IN WITNESS WHEREOF, the Guarantor has caused this Guaranty to be executed and delivered as of the date appearing in the introductory paragraph of this Guaranty.

Rose Hill Gardens LLC

By:	/s/ Victoria Briggs
Name: Victoria Briggs
Title: Member